Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Michele Howard

770-441-2051

IMMUCOR ANNOUNCES FISCAL THIRD QUARTER RESULTS

NORCROSS, Ga., April 6, 2009 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter ended February 28, 2009.

Financial Highlights

•	Revenue for the fiscal third quarter of 2009 was $75.3 million, up 12% from $67.0 million in the same period last year.
•	Gross margin was 71.4% in the quarter, compared with 72.1% in the prior year quarter.
•	Net income in the quarter was $19.5 million, compared with $19.3 million for the same quarter last year.
•	Diluted earnings per share totaled $0.27 in the quarter, compared with $0.27 for the same period last year.
•	Cash flow from operations for the nine months ended February 28, 2009 was $54.0 million, compared with $54.1 million in the prior year period.

“We are pleased with the stability of our performance given the current economic environment,” stated Dr. Gioacchino De Chirico, Immucor’s President and Chief Executive Officer. “The demand for our reagent products, which account for nearly 90% of our total revenue, has remained stable as shown by our earnings and our cash flow.”

Nine-Month Results

For the first nine months of fiscal 2009, revenue was $221.5 million, compared with $192.6 million in the prior year period. Gross margin was 72.6%, up from 70.7% in the prior year period. Net income was $56.8 million, or $0.80 per fully diluted share, compared with $53.2 million, or $0.75 per fully diluted share in the prior year period.

Selected Product Revenue and Gross Margin

	Fiscal Q3 2009		Fiscal Q3 2008		Revenue Variance
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
	($ amounts in thousands)
Traditional reagents	$50,628	78.1%	$45,713	79.5%	$4,915	11%
Capture reagents	15,390	84.0%	14,167	85.6%	1,223	9%
Instruments	8,426	12.2%	7,149	(2.0)%	1,277	18%

Consolidated revenue was $75.3 million in the current year quarter, an increase of approximately $8.3 million, or 12%, over the third quarter of fiscal 2008. Reagent price increases and increased instrument revenue in the United States market as well as increased sales of reagents outside of the U.S. accounted for the majority of the revenue increase. Revenue in the quarter was negatively impacted by approximately $1.7 million from foreign currency translation as compared with the third quarter of fiscal 2008.

Consolidated gross margin was $53.8 million, or 71.4% of revenue, in the current year quarter compared with $48.3 million, or 72.1% of revenue, in the prior year quarter. Consolidated gross margin was negatively impacted by higher than normal manufacturing variances, which included the disposal of certain inventory related to our transfer of production from Houston to Norcross, GA.

Operating Expenses

Operating expenses for the third quarter increased approximately $5.2 million, or 27%, over the prior year quarter primarily attributable to the BioArray acquisition as well as the Company’s initiative to sell its products directly to the end user in the French and the United Kingdom markets.

Summary of Instrument Orders

Instrument	Q3 2009 Orders			Cumulative Orders(3)
	N.A.(1)	ROW(2)	Total
Echo	70	18	88	518
Galileo	5	20	25	627

(1)	N.A.—North America (the U.S. and Canada)
(2)	ROW—all parts of the world other than North America
(3)	Cumulative Orders—total orders received since the launch of the instrument

For the first three quarters of fiscal 2009, the Company received 264 Echo orders and 53 Galileo orders. Of the cumulative orders since the instruments’ launch, approximately 269 Echo orders and 573 Galileo orders were generating reagent revenue as of the end of the fiscal 2009 third quarter, an increase of 76 Echo instruments and 14 Galileo instruments in the quarter.

“We believe that the need to address staff shortages and to prioritize patient safety will continue to drive long-term demand for our Echo instrument in the small-to-medium hospital segment. We believe we will be near our 350 Echo order target for fiscal 2009, despite the increased pressure our customers are experiencing due to the current economic climate,” stated Dr. De Chirico. “We expect to be at, or slightly above, the top end of our previous estimate of between 50 and 60 Galileo orders for the year.”

2009 Guidance

The Company continues to expect fiscal 2009 revenue in the range of $292 million to $300 million and gross margins in the range of 71.0% to 73.0%. During the fourth quarter, the Company expects to spend between $1.5 million and $2.0 million on a quality process improvement project, which will negatively impact fourth quarter gross margins. Including these expenses, the Company expects full year diluted earnings per share to be at, or modestly above, the upper end of its previous guidance range of $0.97 to $1.02.

Conference Call

Immucor, Inc. will host a conference call Tuesday, April 7, 2009 at 8:30 AM (Eastern Time) to review these results. Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Richard A. Flynt, Chief Financial Officer; and Edward L. Gallup, consultant.

To participate in the telephone conference call, dial 1-888-324-7567 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the “About Us—Investor Information” section by selecting the webcast link. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor’s website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at 12:00 PM on April 7, 2009 by calling 1-866-373-9229 (Passcode: 2583).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are “forward-looking statements” as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2009 revenue projections, gross margin projections, fully diluted earnings per share projections and order projections for the Echo and Galileo instruments.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: lower than expected demand for the Company’s instruments; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly increase costs; the outcome and costs associated with the Company’s quality process improvement project; the inability of customers to efficiently integrate the Company’s instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; product development obstacles including obstacles related to the development of an automated instrument for the molecular immunohematology products produced by BioArray; regulatory obstacles including obstacles in securing regulatory approval of the BioArray system; the inability to hire and retain, and the unexpected loss of key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese, French and United Kingdom subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing FTC investigation; the Company’s inability to protect its intellectual property or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products produced by BioArray; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended May 31, 2008, and its Form 10-Q for the quarter ended February 28, 2009. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
NET SALES	$75,309	$67,029	$221,506	$192,585
COST OF SALES	21,520	18,688	60,734	56,489

GROSS PROFIT	53,789	48,341	160,772	136,096

OPERATING EXPENSES
Research and development	2,777	1,522	7,553	5,011
Selling and marketing	9,355	7,605	29,537	23,019
Distribution	3,309	2,881	10,326	8,212
General and administrative	7,979	7,228	22,905	19,385
Restructuring expense	—	(77)	—	646
Amortization expense and other	1,071	88	2,667	261

Total operating expenses	24,491	19,247	72,988	56,534

INCOME FROM OPERATIONS	29,298	29,094	87,784	79,562

NON-OPERATING INCOME (EXPENSE)
Interest income	427	1,260	1,808	3,504
Interest expense	(42)	(111)	(245)	(292)
Other, net	(312)	(14)	(1,964)	73

Total non-operating income (expense)	73	1,135	(401)	3,285

INCOME BEFORE INCOME TAXES	29,371	30,229	87,383	82,847
PROVISION FOR INCOME TAXES	9,914	10,963	30,632	29,667

NET INCOME	$19,457	$19,266	$56,751	$53,180

Earnings per share:
Per common share—basic	$0.28	$0.28	$0.81	$0.76

Per common share—diluted	$0.27	$0.27	$0.80	$0.75

Weighted average shares outstanding:
Basic	70,406	69,991	70,361	69,792

Diluted	71,145	71,113	71,195	71,100

IMMUCOR, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS

(Unaudited, in thousands)

	February 28, 2009	May 31, 2008
Cash	$113,425	$175,056
Accounts receivable—trade	56,258	52,720
Inventory	35,607	32,228
Total current assets	213,892	271,575
Property and equipment—net	40,108	36,426
Total assets	417,543	364,950

Accounts payable	9,220	7,546
Deferred revenue, current portion	10,748	11,146
Total current liabilities	44,125	41,019
Deferred revenue, long-term portion	12,428	13,010
Other liabilities	3,418	3,225
Shareholders’ equity	357,572	307,696

IMMUCOR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended
	February 28, 2009	February 29, 2008
OPERATING ACTIVITIES:
Net income	$56,751	$53,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,582	6,182
Share-based compensation expense	3,749	3,041
Deferred income taxes	1,453	(3,038)
Excess tax benefit from share-based compensation	(4,347)	(6,629)
Other	1,135	769
Changes in operating assets and liabilities, net of effects from acquired companies	(14,290)	589

Cash provided by operating activities	54,033	54,094

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,088)	(8,562)
Acquisition of businesses, net of cash acquired	(108,659)	—

Cash used in investing activities	(114,747)	(8,562)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	(213)	(310)
Repurchase of common stock	(5,644)	(5,549)
Proceeds from exercise of stock options	3,107	2,180
Excess tax benefit from share-based compensation	4,347	6,629

Cash provided by financing activities	1,597	2,950

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2,514)	1,818

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(61,631)	50,300
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	175,056	113,551

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$113,425	$163,851

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